Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of CardioVascular BioTherapeutics, Inc. on Form S-8 of our report, dated March 3, 2005, appearing in the Annual Report on Form 10-K of CardioVascular BioTherapeutics, Inc. for the year ended December 31, 2004 and 2003, and the related statements of operations, stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2004 and the period from March 11, 1998 (date of inception) to December 31, 2004.

/s/    SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

March 29, 2005